INDEPENDENT AUDITORS' CONSENT

Alexander & Baldwin, Inc.:

We consent to the incorporation by reference in Registration Statements No. 2-72008, 2-84179, 33-31922, 33-31923, 33-54825, and 333-69197 of Alexander &
Baldwin, Inc. and its subsidiaries on Form S-8 of our reports dated January 28, 1999, appearing in and incorporated by reference in the Annual Report on Form 10-K of Alexander & Baldwin, Inc. and its subsidiaries for the year ended December 31, 1998.

/s/ Deloitte & Touche LLP

March 26, 1999